Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-178394

WellPoint, Inc.

$650,000,000 2.300% Notes due 2018

FINAL TERM SHEET

Dated July 30, 2013

Issuer: WellPoint, Inc.

Title: 2.300% Notes due 2018

Size: $650,000,000

Maturity: July 15, 2018

Coupon (Interest Rate): 2.300%

Yield to Maturity: 2.391%

Anticipated Ratings*: Moody’s: Baa2, Stable / S&P: A-, Stable / Fitch: BBB+, Negative

Spread to Benchmark Treasury: 100 bps

Benchmark Treasury: 1.375% due July 31, 2018

Benchmark Treasury Price and Yield: 99-29+; 1.391%

Interest Payment Dates: January 15 and July 15 of each year, beginning on January 15, 2014

Optional Redemption Provision: Make-whole call at Treasury + 15 bps

Price to Public: 99.579%

Gross Proceeds to Issuer (before expenses): $647,263,500

Trade Date: July 30, 2013

Settlement Date: August 6, 2013 (T+5)

Day Count: 30/360

CUSIP/ISIN: 94973VBE6 / US94973VBE65

Active Joint Book-Running Managers:	Morgan Stanley & Co. LLC Citigroup Global Markets Inc.

Passive Joint Book-Running Managers:	J.P. Morgan Securities LLC UBS Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

WellPoint, Inc.

$600,000,000 5.100% Notes due 2044

FINAL TERM SHEET

Dated July 30, 2013

Issuer: WellPoint, Inc.

Title: 5.100% Notes due 2044

Size: $600,000,000

Maturity: January 15, 2044

Coupon (Interest Rate): 5.100%

Yield to Maturity: 5.109%

Anticipated Ratings*: Moody’s: Baa2, Stable / S&P: A-, Stable / Fitch: BBB+, Negative

Spread to Benchmark Treasury: 145 bps

Benchmark Treasury: 3.125% due February 15, 2043

Benchmark Treasury Price and Yield: 90-13; 3.659%

Interest Payment Dates: January 15 and July 15 of each year, beginning on January 15, 2014

Optional Redemption Provision: Make-whole call at Treasury + 25 bps

Price to Public: 99.865%

Gross Proceeds to Issuer (before expenses): $599,190,000

Trade Date: July 30, 2013

Settlement Date: August 6, 2013 (T+5)

Day Count: 30/360

CUSIP/ISIN: 94973VBF3 / US94973VBF31

Active Joint Book-Running Managers:	Morgan Stanley & Co. LLC Citigroup Global Markets Inc.

Passive Joint Book-Running Managers:	J.P. Morgan Securities LLC UBS Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus, which, in the case of the issuer, you may request the prospectus by calling Corporate Secretary, at (317) 488-6000 or emailing shareholder.services@wellpoint.com at WellPoint, Inc. In the case of Morgan Stanley & Co. LLC, you may request the prospectus by calling (866) 718-1649 and in the case of Citigroup Global Markets Inc., you may request the prospectus by calling (800) 831-9146.